S&T Bancorp Inc.

October 2, 2020

Todd D. Brice
124 Nicola Lane
Indiana, PA 15701

Re: Consulting Terms

Dear Todd:

This letter memorializes our discussions and agreement concerning your retirement as Chief Executive Officer and as a member of the Board of Directors of S&T Bancorp, Inc. (the **"Company"**) and S&T Bank, a Pennsylvania state-chartered bank and wholly-owned subsidiary of the Company (the **"Bank"**), and your transition to a consulting role with the Company and the Bank, effective as of the date determined in accordance with Section 1 below.

1. Retirement

You shall retire and your employment with the Company and the Bank shall terminate effective as of March 31, 2021 (the **"Retirement Date"**). In the event your employment terminates prior to the Retirement Date due to a termination for Cause or your voluntary resignation without the prior written consent of the Board of Directors of the Company and the Bank, this letter shall be null and void *ab initio*. From the date hereof until the Retirement Date, you agree to continue to serve as Chief Executive Officer of the Company and the Bank and, in consideration for your service in such role, shall remain eligible for your base salary and continued participation in benefit plans of the Company and the Bank on the terms in effect on the date hereof. In addition, effective as of the Retirement Date, you hereby resign from your position as a member of the Board of Directors of the Company and the Bank and, except as specifically provided in this letter, from any other position you hold with the Company, the Bank and their Affiliates. For purposes of this letter, **"Affiliate"** means (x) any person, other than a natural person, who, with respect to the Company, is an "affiliate" as defined in Rule 405 under the Securities Act of 1933, as amended, or any successor rule, or (y) any entity more than twenty-five percent (25%) of the common stock or other equity interest of which is owned or controlled by the Company, either directly or indirectly. In consideration for the compensation and benefits contemplated by this letter, you agree to execute a release of claims substantially in the form attached hereto as **Exhibit A** within 30 days following the Retirement Date.

2. Consulting Services

2.1 Upon the terms and subject to the conditions of this letter, you shall serve as a consultant to the Company and the Bank commencing immediately following the Retirement Date and continuing until the third anniversary thereof (the **"Consulting Term"**).

2.2 As a consultant, you shall provide general advisory services as requested by the Board of Directors or the Chief Executive Officer of the Company, including (a) providing support, advice and counsel to the Chief Executive Officer regarding the Company's business and the leadership transition, (b) assisting in maintaining and developing community, customer, regulatory and business relationships, (c) assisting with special projects mutually agreed upon by you and the Company and (d) such other services as are consistent with your experience and expertise mutually agreed upon by you and the Company (collectively, the **"Consulting Services"**). During the Consulting Term, the Company shall provide to you an office at the Company's headquarters from which you may perform the Consulting Services.

2.3 Your duties as a consultant shall not require you to perform Consulting Services more than twenty (20) hours per month in any calendar month of the Term absent mutual consent between you and the Company. The Company and you confirm that it is currently expected that your duties as a consultant shall not exceed fifteen percent (15%) of the average level of bona fide services performed by you during your employment with the Company during the 36-month period immediately preceding the Retirement Date, consistent with the parties' intent that your termination of employment upon the Retirement Date shall constitute a "separation from service" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the **"Code"**).

3. Consulting Fees; Other Benefits; Expenses

3.1 **Consulting Fee.** During the Consulting Term, you shall be paid a cash retainer at a rate of $720,000 per year (the **"Consulting Fee"**), prorated for any partial year of service. The Consulting Fee shall be payable in monthly installments, no later than the last business day of each month during the Consulting Term.

3.2 **2020 Annual Bonus.** Regardless of when the Retirement Date occurs, you shall remain eligible for a full annual bonus for 2020, subject to your compliance with the terms of this letter and continued service (whether as an employee or consultant) to the Company and the Bank through the date annual bonuses for 2020 are paid to other senior executives.

3.3 **Equity Awards.** Any unvested equity awards of the Company that you hold as of the Retirement Date shall continue to vest in accordance with their terms based on your service during the Consulting Term (it being acknowledged that such awards shall fully vest if you provide services for the full Consulting Term), and subject to your compliance with the terms of this letter. You shall not receive any additional equity awards from and following the date of this letter.

3.4 **Other Benefits.**

(a) For the first eighteen (18) months of the Consulting Term, the Company shall pay or reimburse you for the full amount of premiums for COBRA benefits to you in accordance with the Company's health insurance plan. For the remainder of the Consulting Term and continuing until the first anniversary of the expiration of the Consulting Term, the Company shall pay you a cash amount (the **"Health Insurance Stipend"**) monthly at the same time as it pays the Consulting Fee, which you may use to purchase health insurance coverage from either

(i) the Company or the Bank, to the extent permitted by the group health insurance carrier of the Company and the Bank and as would not cause the Company or the Bank to incur tax or other penalties or (ii) a third party. The Health Insurance Stipend shall be in an amount equal to the lesser of (x) the amount necessary for you to obtain family coverage equivalent to the health and dental benefits provided to active employee of the Company or the Bank and (y) $3,000 per month.

(b) During the Consulting Term, the Company shall pay or reimburse dues associated with your membership in the Laurel Valley Golf Club and Duquesne Club, on the same terms and to the same extent as the Company pays or reimburses such dues as of the date hereof.

(c) During the Consulting Term, the Company shall provide to you continued use of the automobile provided for your use by the Company as of the date hereof (or a similar automobile, as determined by the Company in its reasonable discretion) and shall pay or reimburse related costs, in each case, on the same terms and to the same extent as apply on the date hereof.

3.5 **Expense Reimbursement**. The Company and the Bank shall pay or reimburse your reasonable business expenses on terms that are consistent with the expense reimbursement policy of the Company and the Bank, as in effect from time to time.

4. Non-Competition and Non-Solicitation

4.1 From the date hereof until the first anniversary of the expiration of the Consulting Term, you shall not, without the written consent of the Company, directly or indirectly:

(a) own any interest in, manage, operate, control, be employed by, render consulting or advisory services to, or participate in or be connected with the management or control of any business that is then engaged, or proposing to engage, in the operation of a Competing Business in the Territory. For purposes of this letter, (i) **"Competing Business"** means any entity or business engaged in the banking or financial services business (including commercial banks, savings banks, credit unions, mortgage companies, savings and loan associations, trust companies, investment advisory or sales businesses, and any similar financial institutions), or any other entity or business engaged in a business in which the Company, the Bank, or any of their Affiliates are engaged, during the period of your service (whether as an employee or as a consultant) with the Company, the Bank or any of their Affiliates; and (ii) **"Territory"** means New York, Ohio, Pennsylvania, Maryland, Indiana, West Virginia, New Hampshire and Delaware. Notwithstanding the foregoing, you may, without violating this letter, own as a passive investment not in excess of one percent (1%) of the outstanding capital stock or other equity interests of any corporation or other entity whose shares or other equity interests are publicly traded on an established securities market. For the avoidance of doubt, you may serve as an outside board member of (x) any corporation or other entity outside the Territory that is not engaged, directly or indirectly, in a Competing Business within the Territory and (y) any corporation or entity inside the Territory that is not engaged, directly or indirectly, in a Competing Business, in each case, provided that such service does not interfere with your services under this letter;

(b) solicit or in any way contact any Customer(s) of the Company, Bank or any of their Affiliates for the purposes of directly or indirectly furnishing any financial, wealth management, insurance, or other banking services that the Company, Bank or Affiliates provide, or is permitted by law to provide, on the Retirement Date. For purposes of this letter, **"Customer(s)"** shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to you as a result of your access to customer lists, customer account information, or other business related information; or (ii) that is a business entity or individual with whom you have contracted on behalf of the Company, the Bank or any of their Affiliates, performed services for, or negotiated with, during the two (2)-year period preceding such solicitation or contact; or

(c) solicit, or assist any other person or entity in soliciting, any employee or other service provider (or any individual who was an employee or other service provider during the two (2)-year period preceding such solicitation) of the Company, Bank, or any of their Affiliates to perform services for any entity (other than the Company, the Bank, or any of their Affiliates), or encourage any employee or other service provider of the Company, the Bank, or any of their Affiliates to leave their employment or service with the Company, the Bank, or any of their Affiliates.

4.2 In the event you breach any of the provisions contained in Section 4.1 and the Company, the Bank or any of their Affiliates seeks compliance with such provisions by judicial proceedings, the time period during which you are restricted by such provisions shall be extended by the time during which you have actually competed with the Company, the Bank or any of their Affiliates or been in violation of any such provision and any period of litigation required to enforce your obligations under this letter, provided that a court of competent jurisdiction finds you to be in breach.

4.3 You and the Company intend that Section 4 of this letter be enforced as written. However, if one or more of the provisions contained in Section 4 shall for any reason be held to be unenforceable because of the duration or scope of such provision or the area covered thereby, you and the Company agree that the court making such determination shall have the full power to reform, by "blue penciling" or any other means, the duration, scope and/or area of such provision and in its reformed form such provision shall then be enforceable and shall be binding on the parties.

5. Confidentiality and Non-Disclosure; Non-Disparagement; Trade Secrets and Whistleblower Rights

5.1 During the period of your service (whether as an employee or consultant) with the Company, the Bank, or any of their Affiliates and thereafter, you shall maintain the confidentiality of Confidential Information. **"Confidential Information"** shall include, but is not necessarily limited to, any information concerning accounts, sales and sales volume; any information related to Customers or prospective Customers, prospect lists, business strategies, business manuals, software products, patented products, copyrighted information, operating methods, all information (in whatever form) that is not generally known to the public, and any other trade secret or proprietary information belonging to or relating to the Company's, the Bank's or their Affiliate's affairs, that is not public information. For the avoidance of doubt, any

information that becomes public as a result of your breach of your obligations hereunder or any other duty of confidentiality you owe to the Company, the Bank or any of their Affiliates shall remain Confidential Information for purposes of this letter.

5.2 During the period of your service (whether as an employee or consultant) with the Company, the Bank, or any of their Affiliates and thereafter:

(a) you shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning the Company, the Bank or any of their Affiliates, any of their Customers or any of their current or former directors, officers or employees, except (i) internally within the Company and/or the Bank as necessary or appropriate pursuant to your service to the Company and the Bank, (ii) to the extent necessary in connection with the enforcement of this letter by you, the Company or the Bank, (iii) in subpoenaed testimony in any court or governmental regulatory proceeding involving the Company or the Bank, or (iv) in such other circumstances as the Company or the Bank may expressly authorize you; and

(b) the Company and the Bank shall instruct their executive officers and members of their Boards of Directors not to make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning you, except (i) internally within the Company and/or the Bank as necessary or appropriate pursuant to your service to the Company and the Bank, (ii) to the extent necessary in connection with your or the Company's or the Bank's enforcement of this letter, (iii) in subpoenaed testimony in any court or governmental regulatory proceeding involving the Company or the Bank, or (iv) in such other circumstances as you may expressly authorize the Company or the Bank.

5.3 The Company and the Bank hereby inform you that, notwithstanding any provision of this letter to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, notwithstanding anything in this letter to the contrary, nothing in this letter shall impair your rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit your right to receive an award for information provided to any government authority under such law or regulation.

6. Injunctive Relief

It is impossible to measure in money the damages that will accrue to the Company, the Bank, or any of their Affiliates in the event that you breach any of the restrictive covenants set forth in Sections 4 and 5 above (the **"Restrictive Covenants"**). In the event that you breach any of the Restrictive Covenants, the Company, Bank or any of its Affiliates shall be entitled to (a)

cease paying or providing the compensation or benefits contemplated by Sections 3 or 8 and (b) an injunction restraining you from violating such Restrictive Covenant without posting a bond in excess of one thousand dollars ($1,000.00). In the event of a dispute regarding your breach of the Restrictive Covenants, the Company may suspend paying or providing the compensation and benefits contemplated by Sections 3 or 8, and such amounts shall be accrued (subject to forfeiture in the event you are found to be in breach), pending a final judgment by a court of competent jurisdiction. If the Company, Bank or any of their Affiliates institutes any action or proceeding to enforce any such Restrictive Covenant, you hereby waive the claim or defense that the Company, the Bank, or any of their Affiliates has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company, the Bank, or any of their Affiliates has an adequate remedy at law. In the event the Company, Bank or any of their Affiliates obtains any such injunction, order, decree or other relief, in law or in equity, you shall be responsible for reimbursement of all costs associated with obtaining the relief, including reasonable attorneys' fees, expenses and costs of suit. You further covenant and agree that any order of court or judgment that enforces the Company's, Bank's or any of their Affiliates' rights under this letter may be transferred, without objection or opposition by you, to any court of law or other appropriate law enforcement body located in any state or commonwealth in the United States of America where you reside or work, and that said court or body shall give full force and effect to said order and or judgment.

7. Cooperation

Upon the reasonable request of the Company, the Bank or any of their Affiliates following your termination of employment, you shall assist and cooperate with the Company, the Bank or any of their Affiliates in connection with the defense or prosecution of any claim that may be made against or by the Company, the Bank or any of their Affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, the Bank or any of their Affiliates, including any proceedings before any arbitral, administrative, regulatory, judicial, legislative or other body or agency. The Company, the Bank or any of their Affiliates shall reimburse you for reasonable costs you incur in connection with such cooperation, to the same extent as an active employee, on terms that are consistent with the expense reimbursement policy of the Company and the Bank, as in effect from time to time.

8. Termination

8.1 The Company or you may terminate the Consulting Term for any reason before its scheduled expiration by providing 30 days' prior written notice to the other party.

8.2 In the event of a termination of the Consulting Term (a) by the Company without Cause, (b) as a result of your death or Disability, or (c) due to your resignation for Good Reason, then subject to your (or, as applicable, your representative's or executor's) execution of a release of claims substantially in the form attached hereto as **Exhibit A** and such release becoming effective and irrevocable within 60 days following the termination date and your compliance with Sections 4 through 7, the Company shall continue to provide you or, in the event of death, your heirs or estate (as applicable), with the compensation and benefits contemplated by Section 3 to the same extent as if the Consulting Term not been terminated.

8.3 In the event of a termination of the Consulting Term by the Company for any other reason, the Company shall pay you a lump sum cash payment within 30 days following the termination date equal to any (a) Consulting Fees that are earned but unpaid through the termination date and (b) reimbursable business expenses that are incurred but unreimbursed through the termination date.

8.4 **Definitions**

(a) **"Cause"** shall mean your (a) failure to substantially perform employment or consulting duties (other than by reason of Disability), after reasonable demand for substantial performance has been delivered by the Company specifically identifying the manner in which the Company believes you have not performed your duties, and you have been given a reasonable opportunity to cure any deficiencies in performance; (b) willful conduct that demonstrably results in material injury to the Company; (c) personal dishonesty or breach of fiduciary duty to the Company that in either case results or was intended to result in personal profit to you at the expense of the Company; (d) willful violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment or supervisory agreement, provided you are adjudicated to be in violation thereof and that the violation demonstrably results in material injury to the Company; or (e) your material breach of the terms of this letter, provided that (i) the Company has notified you in writing describing such breach, and (ii) you fail to cure such breach within fifteen (15) days after your receipt of such written notice.

(b) **"Disability"** shall have the meaning given such term in any long-term disability plan of the Company as from time to time in effect or, in the event of the termination of such plan, in any successor plan, or, in the absence of a successor plan, in such plan as last in effect prior to its termination.

(c) **"Good Reason"** shall mean any action or inaction that constitutes a material breach by the Company of its obligations to you under this letter; provided, however, that your termination of service shall not be deemed to be for Good Reason unless (i) you have notified the Company in writing describing the occurrence of one or more Good Reason events within 90 days of such occurrence, (ii) the Company fails to cure such Good Reason event within 30 days after its receipt of such written notice, and (iii) your termination of service occurs within 30 days following expiration of such cure period.

9. Independent Contractor

You agree that you are performing the Consulting Services as an independent contractor and not as an employee or agent of the Company, Bank or any of their Affiliates. You shall be responsible for the payment of all applicable taxes levied or based upon the Consulting Fee and for all non-reimbursable expenses attributable to the rendering of Consulting Services. Nothing in this letter shall be deemed to constitute a partnership or joint venture between the Company, the Bank or any of their Affiliates, on the one hand, and you, on the other hand, nor shall anything in this letter be deemed to constitute the Company or you as the agent of the other. During the Consulting Term, neither you nor the Company shall be or become liable to or bound by any representation, act or omission whatsoever of the other. During the Consulting Term,

except as expressly provided herein, you shall not be eligible to participate or accrue benefits under any benefit plan sponsored by the Company, the Bank or any of their Affiliates.

10. Miscellaneous

10.1 You agree that any and all contracts, correspondence, books, accounts and other sources of information relating to the Company's business shall be available for inspection at your office by the Company's authorized representative during ordinary business hours upon reasonable notice to you. Neither party shall assign, transfer or subcontract this letter or any of its obligations hereunder without the other party's express, prior written consent. Notwithstanding the foregoing, the Company may assign this letter to a purchaser of all, or substantially all, of the Company's assets. In the event this Agreement is assigned to a purchaser of all, or substantially all, of the Company's assets, the definition of "Competing Business" and "Territory" shall be determined based on the business of the Company, the Bank and their Affiliates as of immediately prior to such acquisition.

10.2 No payment under this letter shall be made in violation of applicable law. The parties agree that this letter shall be deemed to have been made and entered into in Indiana County, Pennsylvania, and that the law of the Commonwealth of Pennsylvania shall govern this letter except where Federal law may be applicable, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by the Company or you to enforce its or your rights hereunder to the Court of Common Pleas located in Indiana County, Pennsylvania or the United States Court for the Western District of Pennsylvania. You hereby waive any objections to the jurisdiction and venue of the aforementioned courts, including any objection to personal jurisdiction, venue, and/or forum non-conveniens, in any proceeding by the Company to enforce its rights hereunder. You agree not to object to any petition filed by the Company to remove an action filed in a different venue than those set forth herein. To the extent that the Company obtains a judgment against you, you agree that such judgment may be transmitted to any jurisdiction where you live or reside without your objection.

10.3 If any provision of this letter is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (a) the provision shall be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (b) the remainder of this letter shall not be affected.

10.4 The Company shall reimburse you for legal fees incurred in connection with the negotiation and drafting of this Agreement in an amount not to exceed Twenty Thousand Dollars ($20,000).

10.5 **Section 409A**

(a) It is intended that payments and benefits made or provided under this letter shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the "short-term deferral" exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this letter shall be treated as a separate payment

of compensation. All payments to be made upon a termination of services under this letter may only be made upon a "separation from service" under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on you pursuant to Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of any payment under this letter, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year (depending on the time that you execute a release of claims) shall be paid in the later taxable year.

(b) Notwithstanding anything to the contrary in this letter, all reimbursements and in-kind benefits provided under this letter that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Notwithstanding any other provision of this letter to the contrary, if you are considered a "specified employee" for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its Affiliates as in effect on the termination date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to you under this letter during the six-month period immediately following your separation from service (as determined in accordance with Section 409A of the Code) on account of your separation from service shall be accumulated and paid to you on the first business day of the seventh month following his separation from service (the "Delayed Payment Date"), to the extent necessary to prevent the imposition of tax penalties on you under Section 409A of the Code. If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of your death.

10.6 This letter constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing, with respect to the subject matter hereof, provided that any restrictive covenants applicable to you under any other plan, agreement or arrangement of the Company shall remain in full force and effect. This letter may be modified only in a writing signed by you and an authorized executive officer of the Company.

10.7 Any notices given under this letter (a) by the Company to you shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to you at your address listed above or (b) by you to the Company shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the General Counsel of the Company at the Company's corporate headquarters.

10.8 The headings of this letter are for reference purposes only and shall not affect in any way the meaning or interpretation of this letter. As used in this letter, the term "including" does not limit the preceding words or terms.

To confirm the foregoing terms are acceptable to you, please execute and return the copy of this letter, which is enclosed for your convenience.

[Signature Page Follows]

Very truly yours,

S&T Bancorp, Inc.

Christine J. Toretti
Chair of the Board and Director

[*Signature Page to Letter Agreement*]

Accepted and Agreed:

____
Todd D. Brice

[*Signature Page to Letter Agreement*]

EXHIBIT A

RELEASE AGREEMENT

This RELEASE AGREEMENT (the **"Agreement"**) is entered into effective as of the latest date set forth below (the **"Effective Date"**), by and between Todd D. Brice (**"Executive"**) and S&T Bancorp, Inc. (the **"Company"**).

WHEREAS, the Company and Executive are party to a letter agreement (as the same may be amended from time to time, the **"Letter Agreement"**), pursuant to which Executive is eligible, subject to the terms and conditions set forth in the Letter Agreement, to receive certain compensation and benefits (the **"Benefits"**);

WHEREAS, Executive's [employment] [services] terminated on [•] (the **"Separation Date"**); and

WHEREAS, as a condition to, and in consideration for, receiving Benefits, Executive is required to deliver to the Company a general release on the terms set forth herein;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained, of other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, it is agreed as follows:

I. Release of Claims. In consideration for the Benefits provided to Executive under the Letter Agreement, Executive hereby expressly waives, releases, acquits and forever discharges the Company and its predecessors, successors, assigns, divisions, subsidiaries, affiliates, parents, officers, directors, employees, members, managers, supervisors, employees, partners, agents, attorneys and representatives, and each of their affiliates (hereinafter the **"Released Parties"**), from any and all claims, demands, and causes of action which Executive has or claims to have, whether known or unknown, of whatever nature, which exist or may exist as of the date of this Agreement. As used in this Agreement, "claims," "demands," and "causes of action" include, but are not limited to, contract claims, equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, retaliation claims, personal injury claims, emotional distress claims, public policy claims, wage claims, claims for equity compensation and/or for vesting or accelerated vesting of equity compensation, claims for severance pay, vacation pay, debts, accounts, attorneys' fees, compensatory damages, punitive damages, and/or liquidated damages, and any and all claims arising under the Americans with Disabilities Act, the Family and Medical Leave Act, , or any other federal, state or local statute governing employment, including but not limited to Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Age Discrimination in Employment Act, 29 U.S.C. § 621 *et seq.*, the Older Workers Benefit Protection Act, or any amendments to the above acts. Executive specifically agrees that this Agreement extends to claims which Executive does not know or suspect to exist in Executive's favor and which, if Executive did know to exist, would have materially affected this Agreement with the Company.

II. Release of Claims for Age Discrimination. Without in any way limiting the generality or scope of the release of claims set forth in Section 1 of this Agreement, Executive hereby

understands and agrees to release any and all claims, rights or benefits Executive may have arising out of or under the Age Discrimination in Employment Act of 1967 ("ADEA"), 29 U.S.C. § 621, *et seq*., as amended, the Older Workers Benefit Protection Act, as amended, or any equivalent or comparable provision of federal, state or local law.

A. Executive acknowledges that Company has advised him in writing to consult with an attorney of his choice before signing this Agreement, and Executive has been given the opportunity to consult with an attorney of his choice before signing this Agreement.

B. Executive acknowledges that Executive has been given the opportunity to review and consider this Agreement for a full twenty-one (21) days before signing it, and that, if Executive has signed this Agreement in less than that time, Executive has done so voluntarily in order to obtain sooner the benefits of this Agreement.

C. Executive further acknowledges that Executive may revoke this Agreement within seven (7) days after signing it, provided that this Agreement will not become effective until such seven (7) day period has expired. To be effective, any such revocation must be in writing and delivered to the Company's principal place of business by the close of business on the seventh (7th) day after signing the Agreement and must expressly state Executive's intention to revoke this Agreement. Provided that Executive does not timely revoke this Agreement, the eighth (8th) day following Executive's execution hereof shall be deemed the "Effective Date" of this Agreement.

D. Executive and the Company also agree that the release provided by Executive in this Agreement does not include a release for claims under the ADEA arising after the date Executive signs this Agreement.

E. Executive further acknowledges and agrees that the amounts Executive is to receive under Executive's Letter Agreement exceed the amounts to which Executive would otherwise be entitled upon his separation from employment or service with Company.

F. Notwithstanding anything to the contrary in herein, this Agreement does not extend to (a) any breach by the Company of this Agreement, (b) any rights to indemnification or the Company's certificate of incorporation or by-laws, or (c) any rights that as a matter of law cannot be waived and released or to any statutory or contractual rights of indemnification, such as claims for violation of the Fair Labor Standards Act, claims for workers' compensation benefits and claims for vested retirement or welfare benefits, if any, under any Company sponsored plans.

III. No Filing of Claims. Executive represents and warrants that Executive does not presently have on file, and further represents and warrants to the maximum extent allowed by law that Executive will not hereafter file, any lawsuits, claims, charges, grievances or complaints against the Company and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel of arbitrators, public or private, based upon any actions or omissions by the Company and/or the Released Parties occurring prior to the Effective Date of this Agreement. Notwithstanding the foregoing, this Agreement is not intended to and does not prevent, restrict, or interfere with Executive's

rights to: (i) to challenge the validity of this Agreement under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act, (ii) file a charge or complaint with any appropriate federal, state, or local agency, including the United States Equal Employment Opportunity Commission, or (iii) participate in or cooperate with any such charge or complaint procedure. In the event that an administrative agency or court assumes jurisdiction over any charge or complaint involving claims that are released by Sections I or II, Executive hereby agrees, to the extent permitted by applicable law, not to accept, recover, or receive any resulting money damages or other relief that otherwise would be due in excess of $500.00. Further, nothing in this Agreement prohibits Executive from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934).

IV. No Injuries. Executive certifies that as of the Separation Date, Executive is not suffering from a work-related injury and that Executive has not failed to report a work-related injury to Company.

V. Compliance With Restrictive Covenants. Executive represents and warrants that, through the date on which Executive executes this Agreement, Executive has been in compliance with Section 4 and 5 of the Letter Agreement (the **"Restrictive Covenants"**). Executive acknowledges and agrees that, following termination of employment or service; Executive will continue to be bound by the Restrictive Covenants as provided in, and subject to the terms of, the Letter Agreement.

VI. Estoppel. Executive agrees that in the event that Executive chooses to file a legal claim or charge against the Company and/or any of the Releasees, that the Company and/or the Releasees may present this Agreement for purposes of having the claim or charge dismissed in its entirety without objection from Executive.

VII. Integration. This Agreement sets forth the entire agreement between the Company and Executive pertaining to the subject matter hereof (except as otherwise set forth herein) and fully supersedes any and all prior agreements or understandings between the Company and Executive pertaining to the subject matter hereof (except as otherwise set forth herein). This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the parties hereto.

VIII. Successors and Assigns. This Agreement shall be binding upon Executive and upon Executive's heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Released Parties and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns. This Agreement shall be binding upon the Company and upon the Company's assigns and shall inure to the benefit of Executive and his heirs, administrators, representatives, executors, successors, and assigns.

IX. Pennsylvania Law/Forum. This Agreement shall, in all respects, be interpreted, enforced and governed under the laws of the Commonwealth of Pennsylvania applicable to contracts executed and performed in Pennsylvania without giving effect to conflicts of law principles.

X. No Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission by the Company of any acts of unlawful conduct, wrongdoing or discrimination

against Executive, and the Company specifically disclaims any liability to Executive on the part of itself, its employees, or its agents. This Agreement shall not in any way be construed as an admission by Executive of any acts of unlawful conduct, wrongdoing or discrimination against the Company, and Executive specifically disclaims any liability to Company on the part of his agents.

XI. Severability. If any provision, or portion thereof, of this Agreement is held to be invalid or unenforceable or to be contrary to public policy or any law, for any reason, the remainder of the Agreement shall not be affected thereby.

XII. Voluntary Agreement. EXECUTIVE UNDERSTANDS AND AGREES THAT EXECUTIVE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT, AND REPRESENTS THAT EXECUTIVE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY, AFTER HAVING THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF EXECUTIVE'S OWN CHOOSING, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.

XIII. Counterparts. This Agreement may be signed in counterparts, each of which shall be considered an original for all purposes, and all of which taken together shall constitute one and the same written agreement.

BY SIGNING BELOW, I AM FREELY AND KNOWINGLY ENTERING INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL RELEASABLE CLAIMS THAT I HAVE OR MIGHT HAVE AGAINST RELEASEES AND DO SO WITH THE UNDERSTANDING THAT NOTHING HEREIN IS INTENDED TO PREVENT ME FROM FILING A CHARGE WITH ANY APPROPRIATE FEDERAL, STATE OR LOCAL AGENCY, OR COOPERATING IN ITS INVESTIGATION. I HAVE READ THE ABOVE TERMS OF THIS GENERAL RELEASE AGREEMENT, AND AGREE TO BE LEGALLY BOUND BY THE TERMS SET FORTH HEREINABOVE.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND HEREBY, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement, on the date(s) set forth below.

S&T BANCORP, INC.	EXECUTIVE:
By: ______________________	By: ______________________
Title: ______________________	By: ______________________
Date: ______________________	Date: ______________________